Generation Bio Reports Second Quarter 2023 Financial Results

Second quarter 2023 cash balance of $314.1 million expected to fund operations into 2025

CAMBRIDGE, MASS., Aug. 2, 2023 -- Generation Bio Co. (Nasdaq: GBIO), a biotechnology company innovating genetic medicines for people living with rare and prevalent diseases, reported business highlights and second quarter 2023 financial results.

“We continue to make encouraging progress in the development of our cell-targeted lipid nanoparticle (ctLNP) technology, which is a unique, highly specific, non-viral genetic medicine delivery system for nucleic acid cargoes targeted to the liver as well as non-liver tissues,” said Geoff McDonough, M.D., chief executive officer of Generation Bio. “For the remainder of the year, we are focused on demonstrating Factor VIII expression in non-human primates for our hemophilia A program as well as continued development of in-vivo targeting to immune cells with our stealth ctLNPs. These achievements are important for demonstrating our platform’s potential to enable a deep pipeline of hepatic programs and broad portfolios of extrahepatic programs.”

Second Quarter 2023 Financial Results

●	Cash Position: Cash, cash equivalents, and marketable securities were $314.1 million as of June 30, 2023, compared to $279.1 million in cash, cash equivalents, and marketable securities as of December 31, 2022. The company continues to believe that its cash position will fund its operating plan into 2025.
●	R&D Expenses: Research and development (R&D) expenses were $21.8 million for the quarter ended June 30, 2023, compared to $28.4 million for the quarter ended June 30, 2022.
●	G&A Expenses: General and administrative (G&A) expenses were $13.0 million for the quarter ended June 30, 2023, compared to $10.1 million for the quarter ended June 30, 2022.
●	Net Loss: Net loss was $31.1 million, or $0.47 basic and diluted net loss per share, for the quarter ended June 30, 2023, compared to a net loss of $37.9 million, or $0.66 basic and diluted net loss per share, for the quarter ended June 30, 2022.

About Generation Bio

Generation Bio is innovating genetic medicines to provide durable, redosable treatments for people living with rare and prevalent diseases. The company’s non-viral genetic medicine platform incorporates a novel DNA construct called closed-ended DNA, or ceDNA; a unique cell-targeted lipid nanoparticle delivery system, or ctLNP; and a highly scalable capsid-free manufacturing process that uses proprietary cell-free rapid enzymatic synthesis, or RES, to produce ceDNA. The platform is designed to enable multi-year durability from a single dose, to deliver large genetic payloads, including multiple genes, to specific tissues and cell types, and to allow titration and redosing to adjust or extend expression levels in each patient. RES has the potential to expand Generation Bio’s manufacturing scale to hundreds of millions of doses to support its mission to extend the reach of genetic medicine to more people, living with more diseases, around the world.

For more information, please visit www.generationbio.com.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for the company, including statements about the company’s strategic plans or objectives, cash resources, technology platform, research and clinical development plans, and preclinical data and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: uncertainties inherent in the identification and development of product candidates, including the conduct of research activities, the initiation and completion of preclinical studies and clinical trials and clinical development of the company’s product candidates; uncertainties as to the availability and timing of results from preclinical studies and clinical trials; whether results from earlier preclinical studies will be predictive of the results of later preclinical studies and clinical trials; uncertainties regarding the RES manufacturing process; uncertainties regarding the company’s ability to assign or sublease its manufacturing property; challenges in the manufacture of genetic medicine products; whether the company’s cash resources are sufficient to fund the company’s operating expenses and capital expenditure requirements for the period anticipated; as well as the other risks and uncertainties set forth in the “Risk Factors” section of the company’s most recent annual report on Form 10-K and quarterly report on Form 10-Q, which are on file with the Securities and Exchange Commission, and in subsequent filings the company may make with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the company’s views as of the date hereof. The company anticipates that subsequent events and developments will cause the company’s views to change. However, while the company may elect to update these forward-looking statements at some point in the future, the company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to the date on which they were made.

Investors and Media Contact

Maren Killackey

Generation Bio

mkillackey@generationbio.com

857-371-4638

GENERATION BIO CO.

CONSOLIDATED BALANCE SHEET DATA

(Unaudited)

(In thousands)

Earnings Release Balance Sheet	June 30, 2023	December 31, 2022
Cash, cash equivalents and marketable securities	$314,143	$279,091
Working capital	294,144	267,866
Total assets	404,883	376,264
Total stockholders’ equity	254,287	282,493

GENERATION BIO CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except share and per share data)

	Three Months Ended June 30,
	2023	2022
Revenues:
Collaboration Revenue	$880	$—

Operating expenses:
Research and development	21,832	28,365
General and administrative	12,967	10,116
Total operating expenses	34,799	38,481
Loss from operations	(33,919)	(38,481)
Other income:
Other income and interest income, net	2,853	552
Net loss and net loss attributable to common stockholders	$(31,066)	$(37,929)
Net loss per share attributable to common stockholders, basic and diluted	$(0.47)	$(0.66)
Weighted average common shares outstanding, basic and diluted	65,656,151	57,149,474

Comprehensive loss:
Net loss	$(31,066)	$(37,929)
Other comprehensive loss:
Unrealized losses on marketable securities	(57)	(339)
Comprehensive loss	$(31,123)	$(38,268)